Exhibit 5.1

[Fulbright & Jaworski L.L.P. Letterhead]

October 24, 2005

Chaparral Steel Company

300 Ward Road

Midlothian, Texas 76065

Ladies and Gentlemen:

We have acted as counsel for Chaparral Steel Company, a Delaware corporation (the “Company”), and the subsidiaries listed on Schedule I hereto (collectively, the “Guarantors”) in connection with the exchange by the Company of $300,000,000 principal amount of the Company’s 10% Senior Notes due 2013 (the “Exchange Notes”) for an equivalent principal amount of outstanding 10% Senior Notes due 2013 (the “Outstanding Notes”) issued in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933 (the “Act”). The terms of the offer to exchange the Exchange Notes for the Outstanding Notes (the “Exchange Offer”) are described in the registration statement on Form S-4 filed by the Company and the Guarantors (the “Registration Statement”) with the Securities and Exchange Commission for the registration of the Exchange Offer under the Act.

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of the Indenture dated as of July 6, 2005 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”); the Purchase Agreement dated as of June 29, 2005 between the Initial Purchasers (as defined therein) and the Company; the form of Notation of Guarantee to be executed by each Guarantor pursuant to, and subject to the terms of, the Indenture (each, a “Notation of Guarantee”) and the Registration Rights Agreement dated as of July 6, 2005 among the Company, the Guarantors and the Initial Purchasers. We have also examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments as we have deemed necessary for purposes of this opinion. Additionally, we have examined such certificates of public officials, corporate officers of the Company and the Guarantors and of other persons as we have deemed relevant and appropriate as a basis for this opinion, and we have made no effort to independently verify the facts set forth in such certificates; however, nothing has come to our attention that contradicts any such facts. Further, in making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of each natural person signatory to any of the documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. In making the foregoing examinations, we have assumed that all representations and warranties made in the above-described documents (other than those which are expressed herein as our opinions) were and are true, correct, and complete.

Based upon the foregoing, and subject to the exceptions, qualifications and limitations set forth herein, it is our opinion that:

1. The Indenture constitutes a valid and legally binding instrument enforceable against the Company in accordance with its terms and each Notation of Guarantee signed by a Guarantor constitutes a valid and legally binding agreement enforceable against such Guarantor in accordance with its terms.

2. Upon issuance in accordance with the terms of the Exchange Offer, the Exchange Notes will have been duly authorized, executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms.

This opinion is expressly limited by, subject to and based upon the assumptions, exceptions, limitations and qualifications set forth below:

A. In connection with this opinion, we have assumed that the Indenture was duly authorized, executed and delivered by the Trustee, and that the Exchange Notes were duly executed, delivered and authenticated by the Trustee pursuant to due authorization by the Trustee. We have further assumed that the Trustee has and had full power and authority to enter into and perform its obligations under the Indenture, and that the Indenture constitutes a valid and legally binding instrument enforceable against the Trustee in accordance with its terms.

B. Our opinions set forth in paragraphs 1 and 2 as to the due authorization and execution of the Indenture, the Exchange Notes and the Notations of Guarantee are governed by the laws of the State of Delaware. The lawyers in our offices in Dallas, Texas and New York, New York are members of the State Bar of Texas and the New York State Bar, respectively, and, except as set forth in the immediately preceding sentence, we express no opinion with respect to the laws of any jurisdiction other than the internal laws of the States of Texas and New York and the federal laws of the United States of America.

C. Our opinions are subject to the following:

1. The enforceability of the Indenture and the Exchange Notes may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, probate, conservatorship, fraudulent transfer, fraudulent conveyance or other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant (i) equitable remedies, including without limiting the generality of the foregoing, specific performance and injunctive relief or (ii) a particular remedy sought under such documents as opposed to another remedy provided for therein or another remedy available at law or in equity, (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and (d) judicial discretion;

2. We express no opinion as to the legality, validity, enforceability or binding effect of provisions relating to indemnities and rights of contribution to the extent prohibited by public policy and;

3. We express no opinion as to the effect of the second parenthetical in the first sentence of the definition of “Net Income” in Section 1.01 of the Indenture, which parenthetical states “(other than reductions in respect of preferred stock dividends)”.

D. This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption “Legal Matters” in the Prospectus included as part of the Registration Statement.

Respectfully submitted,

/s/ Fulbright & Jaworski L.L.P.
FULBRIGHT & JAWORSKI L.L.P.